Exhibit 99.1

Visteon Announces Tender Offer to Acquire Remaining Public Shares of Korean Affiliate Halla Climate Control Corp.

Transaction leverages combined strengths of world’s second largest automotive climate supplier, demonstrates Visteon’s continued commitment to Korea

•	Integrated business will offer complete climate control portfolio and be better positioned to create value for customers and shareholders

•	Investment by Visteon to expand research and development and manufacturing footprint in Korea

•	Halla Climate Control to retain well-known brand name and Korean management team

VAN BUREN TOWNSHIP, Mich., July 4, 2012 – Visteon Corporation (NYSE: VC), which currently holds a 70 percent ownership stake in Halla Climate Control Corp. (HCC, KS: 018880), said today that its Korean subsidiary, Visteon Korea Holdings Corp., has announced a tender offer to purchase the remaining 30 percent (32.0 million shares) of HCC for KRW 913 billion (USD 805 million) in cash. The offer is conditioned on shareholders tendering a minimum of 26.7 million shares, for a total Visteon ownership of at least 95 percent.

Visteon will offer KRW 28500 per share, representing a premium of approximately 15 percent to HCC’s share trading price on the Korean exchange on July 4. The offer is being funded through a fully committed local financing facility of KRW 1 trillion.

Visteon also announced its intent to further invest in Korea to generate continued advanced technologies for radiators, condensers, evaporators and heater cores. Visteon intends to invest $50 million to build a state-of-the-art wind tunnel and to expand its manufacturing footprint in Korea, including establishing the world’s largest variable swashplate compressor production capability.

The transaction will strengthen Visteon’s climate business through a more efficient operating structure and demonstrates the company’s commitment to a long-term, global presence in the automotive climate control sector. HCC’s strength in developing advanced powertrain cooling technologies will support and complement Visteon’s strong research and development capabilities in the U.S. and Germany, leading to continued advanced products for customers and future growth.

Halla Climate Control will retain its well-known brand name, and its highly respected Korean management team will remain in place and continue to fulfill its roles and responsibilities. The reporting structure of the organization will remain as it is today.

“Visteon is committed to the long-term success of our climate business,” said Don Stebbins, Visteon chairman, chief executive officer and president. “Full ownership of HCC is an important next step in ensuring our continued global competitiveness.

“This transaction will pave the way for HCC to play an even greater role in the global climate market while reinforcing its leadership position in Korea,” Stebbins added. “It also will facilitate future investment in climate technology and fully leverage the companies’ combined strengths and synergies in engineering, manufacturing, purchasing and finance.”

Since obtaining majority ownership of HCC from Ford Motor Company in 1999, Visteon has supported HCC’s approximately $1 billion investment to become a more competitive global supplier, building on HCC’s strong reputation in Korea.

“World-class engineering is at the heart of Visteon and Halla success,” Stebbins said. “We expect to hire additional engineering talent in the future, in Korea and other key markets, to drive innovation and to help our customers address new technology, environmental and regulatory trends.”

As the world’s second largest automotive climate control systems supplier, Visteon and Halla Climate Control provide a wide range of products including heating, ventilation and air conditioning (HVAC) systems, compressors, fluid transport and powertrain cooling products.

The transaction has the unanimous support of Visteon’s board of directors. Goldman Sachs and Rothschild are acting as financial advisors to Visteon.

Conference Call and Webcast Information

Visteon will host a conference call and live audio webcast for the investment community at 10 a.m. EDT on Thursday, July 5, to discuss the tender offer. The dial-in numbers to participate in the call are:

U.S./Canada: 888-452-7086

Outside U.S./Canada: 706-643-3752

The conference call and webcast will be accessible through Visteon’s website at www.visteon.com.

Those interested in hearing a replay of the conference call can do so through the company’s website or by calling 855-859-2056 (toll-free if dialing from the U.S. or Canada) or 404-537-3406 (international). To access the replay by telephone, enter conference ID 98038736. The replay will be available by telephone for one week following the conference call.

Visteon is a leading global automotive supplier that designs, engineers and manufactures innovative climate, electronic, interior and lighting products for vehicle manufacturers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Chelmsford, UK; the company has facilities in 27 countries and employs approximately 25,000 people. Learn more at www.visteon.com.

Halla Climate Control Corp. is a leading automotive components company based in South Korea with 14 operations in North America, Europe and Asia. The company develops and manufactures automotive climate control products, including air-conditioning systems, modules, compressors and heat exchangers. Founded in 1986, the company has continuously achieved progress and growth, resulting in newly created value, through persistent technology development and innovation. Halla Climate Control employs approximately 6,600 people.

Media:

Jim Fisher

+1-734-710-5557

jfishe89@visteon.com

Investors:

Scott Deitz

+1-734-710-2603

sdeitz@visteon.com